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                                                                   Exhibit 10.20


                              SEPARATION AGREEMENT

     This Agreement is entered into as of this 30th day of June, 1999 (the "Effective Date") between William F. Grieco ("Mr. Grieco"), who currently resides at 115 Marlborough Street, Boston, Massachusetts, 02116, and Fresenius Medical Care Holdings, Inc., d/b/a Fresenius Medical Care North America, with its principal offices located at 95 Hayden Avenue, Lexington, Massachusetts 02420 ("FMC" or the "Company"); and Fresenius Medical Care AG, with its principal offices located at Else-Kroner-Strasse 1, 61352 Bad Homburg v.d.H., Germany ("FMCAG").

                              W I T N E S S E T H :

     WHEREAS, on November 11, 1998, Mr. Grieco entered into an Employment Agreement with National Medical Care, Inc. ("NMC"), a subsidiary of FMC (the "Employment Agreement"), a copy of which is attached hereto as Exhibit A; and

     WHEREAS, Mr. Grieco, FMC, and FMCAG now desire to enter into an agreement concerning the separation of Mr. Grieco from FMC.

     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, Mr. Grieco, FMC and FMCAG (the "Parties") agree as follows:

     1. SEPARATION: The Parties agree that Mr. Grieco shall continue to work for and be an employee of the Company through and including July 1, 1999 (the
"Separation Date"), and that until he ceases to be an employee of the Company, Mr. Grieco shall continue to hold the position of Senior Vice President and General Counsel. FMC represents and Mr. Grieco agrees that the termination of Mr. Grieco's employment is not a termination for cause, as set forth in Section 5(a) of the Employment Agreement. Instead, the parties have mutually agreed to end their current relationship in accordance with Section 5(d) of the Employment Agreement on the terms and conditions set forth herein.

     2. CONSIDERATION TO MR. GRIECO: The Company shall make the following payments and provide the following additional consideration to Mr. Grieco:

          a. SALARY AND BENEFITS CONTINUATION: Upon the separation of Mr. Grieco's employment with the Company, the Company agrees to pay Mr. Grieco all accrued but unpaid base salary through July 1, 1999. In addition, the Company agrees to the following:

          i. SALARY. The Company agrees that, beginning on July 2, 1999, Mr. Grieco shall receive continuation of his salary, at an annual rate of $450,000, from which all applicable withholdings shall be made, for a period of two (2) years following the Separation Date (the "Salary Continuation"). At Mr. Grieco's option, he may elect to receive the


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               Salary Continuation referenced in this Section 2(a)(i) in a lump sum (the "Lump Sum Election"), in which event Mr. Grieco shall forego the continuation of his life insurance and medical benefits provided in Section 2(a)(ii).

         ii. MEDICAL AND DENTAL COVERAGE, AND LIFE INSURANCE; NO LUMP SUM ELECTION. For as long as Mr. Grieco is receiving the Salary Continuation, and provided that Mr. Grieco has not made the Lump Sum Election, the Company agrees that Mr. Grieco shall receive continuation at the Company's expense of any coverage under FMC's medical and dental plans, such coverage to be provided to Mr. Grieco on the same basis and to the same extent as the coverage provided Mr. Grieco during his employment. Mr. Grieco's life insurance benefits will similarly continue at the Company's expense during the Salary Continuation. Any conversion of life insurance at the end of that period (or upon a Lump Sum Election) may be arranged through the Corporate Human Resources Department.

         iii. MEDICAL AND DENTAL COVERAGE, AND LIFE INSURANCE; LUMP SUM ELECTION. In the event that Mr. Grieco makes the Lump Sum Election as provided in Section 2(a)(i), he shall forego continuation of the coverage specified in Section 2(a)(ii); it being understood, however, that Mr. Grieco shall have the right to elect to pay for coverage himself under COBRA. FMC will send Mr. Grieco the documents necessary for such COBRA election.

         iv. LONG AND SHORT TERM DISABILITY BENEFITS. Mr. Grieco's long and short term disability benefits shall cease as of July 1, 1999, per company policy.

         v. 401(K) PLAN. Contributions to FMC's 401(k) Plan may be withdrawn from the plan by Mr. Grieco following Mr. Grieco's termination of employment. Mr. Grieco may not make contributions to the Plan during the Salary Continuation period.

         vi. PENSION PLAN. Mr. Grieco will stop accruing benefit service under the Pension Plan effective July 1, 1999.

         vii. DEFERRED COMPENSATION PLAN. Mr. Grieco's account balance, if any, under the Deferred Compensation Plan will be paid to him within thirty (30) days of the Separation Date.

         viii. CONTROLLING PLAN DOCUMENTS. It is understood and acknowledged that


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               the provision of continued benefits to Mr. Grieco will be
               governed by the terms of the Plan Documents applicable to such benefits. The Company will not be under any obligation to amend or modify such benefit plans. If Mr. Grieco's benefits cannot be continued under the terms of the current group plans, the Company will provide equivalent coverage under another plan or plans at Company expense.

          ix. FORM 1099. Mr. Grieco will be provided with a Form 1099 in connection with the salary and benefits continuation he receives.

          b. CONTRACTUAL INCENTIVE COMPENSATION. The parties agree that incentive compensation provided under the Employment Agreement shall be treated as follows:

          i. 1999 FMC MANAGEMENT BONUS PLAN. Mr. Grieco will participate in the 1999 Management Bonus Plan referenced in Section 4(b) of the Employment Agreement, on a pro rata basis for six (6) month's service in 1999. Mr. Grieco shall be at the 1999 senior executive eligibility level, wherein the target level bonus is forty percent (40%) and the maximum bonus is eighty percent (80%) per plan of base salary. Mr. Grieco will be treated similarly with other senior executives of FMC. Mr. Grieco's entitlement to a bonus under the Plan will be governed by the terms of the Plan. Payment will be made on the same day as payment to FMC senior executives.

          ii. SPECIAL BONUS. The parties acknowledge that the second paragraph of Section 4(b) of the Employment Agreement provides for a "Special Bonus." With respect to this Special Bonus the parties have agreed that all issues if any, with respect to such bonus are reserved and will be decided as per Section 4(b) of the Employment Agreement upon the successful resolution of the Investigation. By entering into this Agreement now, Mr. Grieco is not waiving his right to any possible claim regarding this Special Bonus, and is not limiting in any way the amount of the bonus he can claim. The Company similarly is not conceding that any entitlement to a Special Bonus exists, and is not agreeing that a Special Bonus should be awarded at any particular level. The parties agree that June 4, 1999 shall be the closing date for the evaluation period for the Special Bonus. The parties will enter into a tolling agreement with respect to any claims, counterclaims and defenses that could be brought in connection with the Special Bonus.

          c. STOCK OPTIONS: Mr. Grieco shall also on the Separation Date become vested in any Existing Options, consisting of 43,467 Fresenius Medical Care AG Preference Shares, which are unvested on the Separation Date and in any Future Options (together with


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any previously vested options, the "Vested Options"). The Company and FMCAG agree that Mr. Grieco is granted up to three (3) years from the Separation Date in which to exercise the Vested Options, provided that Ben Lipps, or his successor, will use his best efforts to recommend to the Management Board of FMCAG (the "Management Board"), including but not limited to recommending to the Management Board through an oral and written presentation in accordance with the normal operating procedures of the Management Board, that Mr. Grieco be granted up to ten (10) years from the date of the grant of his options to exercise them. If, despite such aforementioned best efforts, the Management Board in its reasonable discretion wishes to approve a period less than a ten (10) year exercise period, Mr. Lipps shall use his "best efforts" to obtain such alternative approval which would be in one year increments above three years. If, within three years of July 1, 1999, any other senior executive is granted more than three years by the Management Board to exercise his or her options, that same amount of time will be given to Mr. Grieco unless the Management Board has already granted Mr. Grieco five (5) or more years from the Separation Date within which to exercise his options, in which case this provision relating to the exercise period for other executives will become inapplicable, and Mr. Grieco's exercise period will be that set by the Management Board.

          d. VACATION/PTO TIME: Mr. Grieco will receive on or before the Separation Date a payout of all accrued but unpaid vacation/PTO time to which he is entitled under Company policy, which the Parties agree is 556 hours of time.

          e. EXPENSE REIMBURSEMENT: The Company acknowledges that Mr. Grieco has incurred expenses on behalf of the Company which have not yet been reimbursed, and, in accordance with the Company's policies, the Company will reimburse Mr. Grieco within ten (10) business days of the submission of documented proof of such expenses to Brian O'Connell, Vice President of Human Resources.

          f. CAR ALLOWANCE: The Company further acknowledges that it has not yet compensated Mr. Grieco for the automobile allowance provided in Section 4(f) of the Employment Agreement. The Company agrees to pay Mr. Grieco the amount of $4,500.00 for such allowance on or before the Separation Date.

          g. OTHER PAYMENTS: In addition to the foregoing, and as further consideration for the other terms and conditions set forth in this Agreement, including a release of all claims to date by Mr. Grieco (with the exception of the Special Bonus), on or before the tenth day following the execution of this Agreement by the parties the Company will pay to Mr. Grieco, in a lump sum, $50,000 from which all applicable withholdings shall be made. On or before January 1, 2000 the Company will pay to Mr. Grieco, in a lump sum, $50,000 from which all applicable withholdings shall be made. The Company shall issue to Mr. Grieco a Form-1099 in connection with these payments.

          h. CONSULTING AGREEMENT: The Company and Mr. Grieco will enter into an


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agreement through which Mr. Grieco will agree to provide consulting services to the Company, at such reasonable times and upon reasonable notice, as the Company may request as provided below (the "Consulting Agreement"). Mr. Grieco will be paid a base of $150,000 per year for three years (the "Consulting Fee") following August 1, 1999 (the "Term") which may increase as set forth under
Section 2(h)(i), unless the consulting arrangement is terminated earlier. The Consulting Fee shall paid in equal installments on a quarterly basis, in advance.

        (i.) The Company acknowledges that Mr. Grieco may assume other commitments, and intends to seek other employment and undertake other endeavors during the Term. Accordingly, Mr. Grieco's consulting obligations shall require not more than 25 hours per month (the "Maximum Commitment"). Reasonable travel time above and beyond reasonable commuting time (i.e., outside a radius of 15 miles) shall be counted toward the Maximum Commitment. The amount of the Maximum Commitment shall not change during the Term of this Agreement, unless the parties mutually agree in writing, in which event Mr. Grieco shall be compensated for any increased time over the Maximum Commitment at a rate of $500.00 per hour. The Company also agrees that if a conflict of interest or potential conflict of interest arises in connection with any other employment obtained by Mr. Grieco, the Company shall waive such conflict or potential conflict as permitted under relevant ethical rules governing the practice of law in the Commonwealth of Massachusetts.

        (ii.) The scope of Mr. Grieco's consulting shall be limited to the OIG Investigation defense and any related litigation matters, unless the parties mutually agree in writing to the contrary.

        (iii.) Mr. Grieco's role shall be that of a legal consultant, with the status of outside counsel to the Company.

        (iv.) Mr. Grieco shall be directed by Dr. Runte or his successor, the General Counsel of FMCAG, it being understood that Mr. Grieco expects to work with the Company's management team, including any new general counsel.

        (v.) Mr. Grieco's consulting obligations shall begin on August 2, 1999.

        (vi.) The Company shall provide Mr. Grieco with reasonable notice and a written Request for Assistance, to initiate a consulting project. The Company shall provide reasonable lead-time on all such projects.


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        (vii.) The Consulting Agreement shall be terminable as follows

                    [a]  BY THE COMPANY FOR GOOD CAUSE. The Company shall have the right to terminate the Consulting Agreement for Good Cause only. For purposes of the Consulting Agreement, the term "Good Cause" shall consist of [1] a material breach of the Consulting Agreement or this Agreement by Mr. Grieco,which remains uncured for thirty (30) days after receipt by Mr. Grieco of written notice from the Company, informing him of its intention to terminate under this Section, and providing him with the reasons therefore, in detail sufficient to allow cure; or [2]
               Mr. Grieco's failure to provide the consulting services called for under the Consulting Agreement for a period of twenty (20) or more consecutive days; provided, however, that Mr. Grieco shall be entitled to reasonable vacation during the Term and, provided further, that if serious illness or other excusable factor beyond Mr. Grieco's control prevents him from providing such services, the Company shall extend the 20-day period for a reasonable time; or [3] Mr. Grieco bringing any action against the Company or any of the Releasees as defined in Section 3(a) of any kind in any forum, except as provided in Sections 2(b)(ii) and 3(b) or to enforce this Agreement.

                    [b]  BY MR. GRIECO FOR GOOD REASON. Mr. Grieco shall have
               the right to terminate the Consulting Agreement for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following circumstances: (i) a material breach of the terms of the Consulting Agreement by FMC or FMCAG, which remains uncured for thirty (30) days after receipt by Mr. Grieco of written notice from the Company, informing him of its intention to terminate under this Section, and providing him with the reasons therefore, in detail sufficient to allow cure; (ii) a change in Mr. Grieco's reporting line to Dr. Runte or his successor; (iii) any interference by FMC or FMCAG in the relationship between Mr. Grieco and his employer, which remains uncured for thirty (30) days after receipt by the Company of written notice from Mr. Grieco, informing it of his intention to terminate under this Section, and providing it with the reasons therefore, in detail sufficient to allow cure, provided further that the Company shall be entitled to only one such notice and cure period during each year of the Term; (iv) the Company bringing any action against Mr. Grieco of any kind in any forum, except as provided in Sections 2(b)(ii) and 3(b) or to enforce this Agreement.


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                    [c]  BY MR. GRIECO FOR CONVENIENCE. Mr. Grieco may terminate this Agreement for convenience, upon thirty (30) days written notice.

                    [d]  EFFECT OF TERMINATION ON COMPANY'S CONSULTING FEE
               OBLIGATION. In the event of a termination properly in accordance with Section 2(h)(viii)[a] or Section 2(h)(viii)[c], the Company shall pay Mr. Grieco Consulting Fees through the then-current quarter, any further obligation to pay to Mr. Grieco Consulting Fees shall cease, and no further Consulting Fees shall be due Mr. Grieco under the Consulting Agreement. In the event of a termination properly in accordance with Section 2(h)(viii)[b], the Company's obligations with respect to the Consulting Fees shall continue, and all Consulting Fees remaining through the end of the Term shall be accelerated, and shall become due and owing thirty (30) days after the date of any such termination under
               Section 2(h)(viii)[b].

       (viii.) Mr. Grieco will be reimbursed for the expenses he incurs in connection with such consulting, following the submission of documentation confirming the expenses in accordance with Company policy.

          i. ENTIRE CONSIDERATION: Mr. Grieco understands and agrees that the payments and benefits provided for in this Agreement are in excess of those to which he otherwise would be entitled and that they are being provided to him in consideration for his signing of this Agreement, which consideration he agrees is adequate and satisfactory to him. Mr. Grieco understands and agrees that other than as set forth in this Agreement, he will not receive any compensation, payment or benefit of any kind from the Company and he expressly acknowledges and agrees that other than as noted in Sections 2(b)(ii) and 3(b), he is not entitled to any such further compensation, payment or benefit of any kind, including any payment with respect to any bonus.

     3. GRIECO RELEASE: Mr. Grieco, for the consideration given by the Company as set forth above, which he acknowledges is adequate and satisfactory to him, hereby commits as follows:

          a. With the exception of any claims under Sections 2(b)(ii) and 3(b), Mr. Grieco covenants not to sue and irrevocably and unconditionally remises, releases, waives and forever discharges the Company including its past and present parents, subsidiaries, affiliates, predecessors, insurers and their successors and assigns; and its and their past, present and future directors, officers, agents, representatives and employees, and all persons acting by, through, under or in concert with them (together the "Releasees"), from any and all manner of liabilities,


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actions, causes of action, contracts, agreements, promises, claims and demands of any kind or nature whatsoever, in law or equity, including attorneys' fees, whether known or unknown, which Mr. Grieco has ever had or now has against the Company or the Releasees up to and including the Effective Date, including, but not limited to, claims arising out of or relating to his employment with the Company and compensation and benefits with the Company, his Employment Agreement and the separation of his employment from the Company. Mr. Grieco further agrees, promises and covenants that neither he nor any person, organization, or other entity acting on his behalf will file, charge, claim, sue or cause or permit to be filed, charged or claimed, any action for damages or other relief on his behalf (including injunctive, declaratory, monetary relief or other) against the Company or any of the Releasees for any liabilities, actions, causes of action, contracts, agreements, promises, claims and demands of any kind whatsoever, in law or equity, including attorneys' fees, whether known or unknown, which he has ever had or now has against the Company or the Releasees up to and including the Effective Date, including, but not limited to, claims arising out of or relating to his employment with the Company, compensation and benefits with the Company, his Employment Agreement and the separation of his employment from the Company. Mr. Grieco further understands and agrees that this Agreement and release shall act as a complete bar to any claim, demand or action of any kind whatsoever which could be brought by and which seeks personal, equitable or monetary relief for him against the Company or the Releasees up to and including the Effective Date, including, without limitation, any claim, demand or action under Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss 2000e, et seq., the Age Discrimination in Employment Act, 29 U.S.C. ss 621, et seq., the Employee Retirement Income Security Act of 1974, chapters 93A and 151B of the Massachusetts General Laws; all claims of defamation or damage to reputation; all claims for reinstatement; all claims for punitive or emotional distress damages; all claims for wages, benefits, bonuses, expenses, severance, back or front pay or other forms of compensation; all claims for stock or stock options; and all claims for attorney's fees and costs, and any and all other federal, state or local statutes, or common laws, except for claims for a breach of this Agreement and with respect to any benefits in which Mr. Grieco has a vested interest under the terms and conditions of any of the Company's employee benefit plans. Mr. Grieco hereby waives and relinquishes any and all rights he may have under any federal, state or local statute, rule, regulation or principle of common law or equity which may in any way limit the effect of this release with respect to claims which he did not know or suspect to exist in his favor at the time he executed this Agreement.

          b. The released claims in Section 3(a) shall not, however, include any claims to enforce any obligations under this Agreement, and it is further understood and agreed by the parties that Mr. Grieco is not waiving and hereby expressly reserves the right to seek payment of the "Special Bonus" discussed in the second paragraph of Section 4(b) of the Employment Agreement (on p. 2), upon and under the terms and conditions set forth in Section 4(b) of the Employment Agreement. The parties hereby agree that all issues, if any, with respect to the Special Bonus are reserved.

          c. Mr. Grieco agrees that other than in an action brought by him under Section


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2(b)(ii) and 3(b), neither he nor any person, organization or entity acting on his behalf will file, participate, join in, encourage, assist, facilitate or permit the bringing or maintenance of any claim or cause of action against the Company or the Releasees relating to Mr. Grieco's employment or other matters arising during his employment with the Company for which he had responsibility, unless his participation as a witness is called for by a prosecutorial agency or is required by subpoena or other legal process of which he shall give reasonable notice to the Company, provided that this paragraph shall not be violated by his participation in any class action or action brought by the government provided that he opt out at the first possible opportunity. This Section 3(c) shall not apply in any situation which conflicts with his ethical obligations under the rules governing the practice of attorneys in Massachusetts or his interest as an individual witness or defendant in any investigations or claims which give rise to such interests.

          d. Mr. Grieco agrees that other than as set forth herein, he is not entitled to any future employment with the Company or any of the Releasees, whether as an employee, consultant or otherwise, except as set forth in this Agreement, and that he will not in the future seek any employment with the Company or any of the Releasees, whether as an employee consultant or otherwise, except as set forth in this Agreement and the Consultant Agreement.

     4. FMC AND FMCAG RELEASE: The Company and FMCAG, and their affiliates, predecessors, successors, assigns, officers, directors, representatives and attorneys hereby irrevocably and unconditionally release, acquit and forever discharge Mr. Grieco and his successors, assigns, agents, representatives and attorneys, and all persons acting by, through, under or in concert with him (collectively "Employer's Releasees"), and any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever, known or unknown (collectively "Employer's Released Claims"), which the Company and/or FMCAG now has, owns, or holds, or claims to have, own, or hold, or which the Company and/or FMCAG at any time had, owned, or held, or claimed to have, own, or hold against each of any of the Employer's Releasees from the beginning of time until the Effective Date of this Agreement. The Employer's Released Claims shall include, without express or implied limitation, all claims of breach of express or implied contract; all claims under Massachusetts General Laws chapter 93A; all claims of interference with contractual or advantageous relations, whether prospective or existing; all claims of deceit or misrepresentation; all claims of defamation or damage to reputation; all claims for punitive damages; and all claims for attorney's fees and costs. The Employer's Released Claims shall not include any claims to enforce any obligation under this Agreement, and it is further understood and agreed by the parties that the Company and FMCAG are not waiving and hereby expressly reserve the right to assert any and all claims and defenses it may have with respect to the Special Bonus in any proceeding brought by Mr. Grieco.

     5. NON-DISPARAGEMENT: Each of the Parties agrees that it shall not issue any communication, written, verbal or otherwise, that disparages any other party including with respect


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to Mr. Grieco's job performance or his employment as Senior Vice President and
General Counsel of FMC or which encourage any adverse action, provided that the parties shall testify truthfully under oath pursuant to a subpoena and/or Court order or other valid legal process. There will be no liquidated damages for any breach of this clause and Ben Lipps will not have any personal liability under this Section 5 unless Massachusetts law permits the imposition of personal liability and a breach is proven in a court of law to have been engaged in by Mr. Lipps himself.

     6. INDEMNIFICATION: The Company and FMCAG agree to indemnify Mr. Grieco and hold him harmless from any and all claims against Mr. Grieco arising out of his employment with NMC or with the Company, arising out of his position as Senior Vice President, arising out of his position as member of the Board of the Company, arising out of his position as officer, director, or shareholder of any affiliate of the Company or FMCAG, arising out of his Consulting Agreement, or arising out of any combination or all of the above. The Company agrees that Mr. Grieco shall be entitled to retain counsel, consultants, and expert witnesses in connection with the defense of, or his involvement in, any such claims, and agrees to indemnify Mr. Grieco for any resulting reasonable attorney's fees, reasonable consultants' fees, and reasonable expert witness fees. The Company represents and warrants that, at all times during Mr. Grieco's employment, Mr. Grieco has been covered by the Company's Directors' and Officers' Insurance which is and has been good and sufficient in light of known or anticipated claims. The Company further represents and warrants that such coverage for Mr. Grieco will remain in place, for the period during which Mr. Grieco might remain exposed to such claims.

     7. COOPERATION AND ASSISTANCE: Mr. Grieco acknowledges that he may have historical information or knowledge which may be useful to the Company in connection with current or future legal, regulatory or administrative proceedings. Mr. Grieco will cooperate with the Company in the defense or prosecution of any such claims which relate to events or occurrences that transpired during Mr. Grieco's employment with the Company. Mr. Grieco's cooperation in connection with such claims or actions shall include being reasonably available to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by the Company at reasonable times and with reasonable advance notice to Mr. Grieco. The Company shall promptly reimburse Mr. Grieco for any out-of-pocket expenses, including Mr. Grieco's personal attorney's fees, that he incurs in connection with such cooperation. The Company shall also provide Mr. Grieco with compensation on an hourly basis at the rate of three hundred fifty dollars ($350.00) per hour for such requested cooperation, including preparation time. The Company agrees that time spent by Mr. Grieco in fulfilling his obligations under this Section 7 shall not involve the OIG Investigation defense or any related litigation matters, which services are governed exclusively by Section 2(h) of this Agreement. Mr. Grieco shall not be obligated to provide such cooperation which conflicts with his ethical obligations under the rules governing the practice of attorneys in Massachusetts.

     8. NOTICE OF PUBLIC INFORMATION RELEASE: For a period of two (2) years commencing on the Effective Date, the Company and FMCAG agree that at least two
(2) days before dissemination


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it will provide Mr. Grieco with a copy of any information to be released by the
Company and FMCAG publicly that references Mr. Grieco, his employment, or Mr. Grieco's involvement in the Investigation, including, but not limited to, any SEC filing, Investor Communication, or press statement (collectively
"Mr. Grieco-Related Statements"). Any inaction by Mr. Grieco shall not affect the Company's obligations under Section 5.

     9. OUTPLACEMENT BENEFITS: For a period of one year following the Separation Date the Company will provide Mr. Grieco with executive/professional-level out-placement at a firm to be agreed upon by the parties, with the Company's consent to the selection of a firm by Mr. Grieco not to be unreasonably withheld.

     10. LETTER OF REFERENCE: Within fourteen (14) days of the Separation Date, the Company will provide Mr. Grieco with a mutually acceptable, written, letter of reference.

     11. UNEMPLOYMENT BENEFITS: The Company agrees that it will not protest any claim Mr. Grieco may file for unemployment compensation.

     12. PAYMENTS TO ESTATE: Should Mr. Grieco die, any payments remaining unpaid under this Agreement at the time of his death, shall be paid to his estate.

     13. RETURN OF PROPERTY: Mr. Grieco expressly agrees that by the Separation Date he will return to the Company all property of the Company including, but not limited to, any and all files, computers, computer equipment and software and diskettes, documents, papers, records, accords, notes, agenda, memoranda, plans, calendars and other books and records of any kind and nature whatsoever containing information concerning the Company or its customers or operations. Mr. Grieco affirms that he has not retained and will not retain copies of any such property or other materials. It is agreed that as the only exception to this Section 13, Mr. Grieco may retain one copy of his own attorney work product and any other documents covered under Massachusetts Rules of Professional Conduct Rule 1.16, and at the request of the Company Mr. Grieco has agreed to and will provide a list of all such documents to the Company within a reasonable period of time of the Separation Date. Mr. Grieco agrees that he will not disclose such retained documents to any other individual or entity without the written permission of the Company, except as permitted under the ethical rules governing the practice of law in the Commonwealth of Massachusetts. At Mr. Grieco's request, the Company shall provide, at its own expense, secretarial, paralegal and other assistance to Mr. Grieco to prepare the list.

     14. NON-DISCLOSURE: Mr. Grieco agrees that he has not, except in performing his duties, and will not at any time hereafter directly or indirectly publish, disclose, market or use, or authorize, advise, hire, counsel or otherwise procure any other person or entity, directly or indirectly, to publish, disclose, market or use, any trade secret or other information of a confidential or proprietary nature of the Company ("Trade Secrets"), whether patentable or nor, of which he became aware or informed during this employment with the Company. Mr. Grieco may, however, comply with legal process, provided he (i) gives the Company prompt notice of the date any disclosure must be made to enable the Company to respond to any such process, and (ii) waits until the last possible date to make any such disclosure.

     14. NON-DISCLOSURE: Mr. Grieco acknowledges and affirms that he continues to be bound and will abide by, and following the Separation Date will continue to be bound and abide by, the nondisclosure provisions contained in Paragraph 6 of the Employment Agreement.

     15. NO ADMISSION: Nothing in this Agreement shall be deemed to constitute an admission or evidence of any wrongdoing or liability on the part of the Company or Mr. Grieco and the parties agree that neither this Agreement nor any of the terms or conditions contained herein other than as set forth in Section 16, may be used in any future dispute or proceeding except one to enforce the terms of this Agreement, and except if the parties agree in writing.

     16. CONFIDENTIALITY: Mr. Grieco agrees that he will keep confidential the terms of this Agreement, and agrees that he will not disclose its terms to anyone other than members of his immediate family, counsel and tax advisors who must also each agree prior to such disclosure to them to keep the terms of this Agreement confidential, or as required by law, or as permitted by the ethical rules governing the practice of law in the Commonwealth of Massachusetts, or as requested by a government taxing authority. The Company shall also treat this Agreement as confidential and shall not disclose it to persons other than those required for its approval and proper implementation within the Company, and to its counsel and tax advisors or as required by law or regulation or to government taxing authorities, provided that it is agreed that as the only exceptions to this Section 16, Mr. Grieco and the Company may disclose (i) that Mr. Grieco has separated from the Company, (ii) that this was a mutually agreeable separation, (iii) that Mr. Grieco has been retained as a consultant,
(iv) that Mr. Grieco's rate as a consultant is $500.00 per hour and (v) that all issues regarding Mr. Grieco's Special Bonus have been reserved.

     17. BINDING NATURE OF AGREEMENT: This Agreement shall be binding upon each of the Parties and upon their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors and assigns.

     18. NO ORAL MODIFICATION: This Agreement may not be changed orally and no modification, amendment or waiver of any provision contained in this Agreement, or any future representation, promise or condition in connection with the subject matter of this Agreement shall be binding upon any party hereto unless made in writing and signed by such party.

     19. ENTIRE AGREEMENT: Pursuant to Section 2(h) of this Agreement, the parties contemplate executing a Consulting Agreement incorporating the terms set forth in Section 2(h). This Agreement will incorporate that Consulting Agreement upon execution of that Consulting Agreement, and will then contain the entire agreement between the parties and supersede any and all previous agreements of any kind whatsoever between them, whether written or oral. All prior and contemporaneous discussions and negotiations have been and will then be merged and integrated into, and be superseded by, this Agreement. This is an integrated document.

     20. SEVERABILITY: In the event that any provision of this Agreement or the application thereof should be held to be void, voidable, unlawful or, for any reason, unenforceable, the remaining portion and application shall remain in full force and effect, and to that end the provisions of this Agreement are declared to be severable.

     21. GOVERNING LAW: This Agreement is made and entered into, and shall be subject to, governed by, and interpreted in accordance with the laws of the Commonwealth of Massachusetts and shall be fully enforceable in the courts of that state, without regard to principles of conflict of laws. The Parties
(i) agree that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the District of Massachusetts, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Suffolk County, Massachusetts; (ii) consent to the jurisdiction of any such court; and
(iii) waive any objection which they may have to the laying of venue in any such court. The parties also consent to the service of process, pleadings, notices or other papers by regular mail, addressed to the party to be served, postage prepaid, and registered or certified with return receipt requested.

     22. NOTICES: All notices, requests, consents, approvals and other communications required or permitted under this Agreement ("Notices") shall be in writing and shall be delivered to the addresses listed below, by mail, by hand, or by facsimile transmission, unless otherwise provided in this Agreement. Such Notices shall be effective (i) if sent by mail, three business days after mailing; (ii) if sent by hand, on the date of delivery; and (iii) if sent by facsimile, on the date indicated on the facsimile confirmation. A copy of any Notice sent by facsimile shall also be sent by express air mail or overnight mail on the date such Notice is transmitted by facsimile.

     In the case of Mr. Grieco:

          William F. Grieco
          115 Marlborough Street, Unit 1
          Boston, Massachusetts  02116
          Phone:  617-353-0536
          Fax:  617-353-0536

     with a copy to:

          Ieuan G. Mahony, Esq.
          Holland & Knight LLP
          One Beacon Street

          Boston, MA  02018
          Phone:  617-523-2700
          Fax:  617-523-6850

     In the case of Fresenius Medical Care Holdings, Inc. and Fresenius Medical Care AG:

          Fresenius Medical Care Holdings, Inc. and
            Fresenius Medical Care AG
          c/o Fresenius Medical Care Holdings, Inc.
          95 Hayden Avenue
          Lexington, Massachusetts  02420
          Attention:  Brian O'Connell, Vice President Human Resources
          Phone:  781-402-9205
          Fax:  781-402-9734

     and

          Fresenius Medical Care AG
          Else-Kroner-Strasse
          61352 Bad Homburg v.d.H.
          Germany
          Attention: Dr. Rainer Runte

     with a copy to:

          Christopher A. Parlo, Esq.
          Morgan, Lewis & Bockius LLP
          101 Park Avenue
          New York, New York  10178
          Phone:  212-309-6000
          Fax:  212-309-6273

     Any party may change its address or facsimile number for notification purposes by giving the other parties notice, in accordance with the notice provisions set forth in this Section, of the new address or facsimile number and the date upon which it will become effective.

     23. NO ASSIGNMENT: Neither this Agreement nor any portion hereof is assignable. The Parties represent, warrant and covenant that they have not previously assigned or transferred, or purported to assign or transfer, to any individual or entity, any of the rights being released herein, and agree that no such assignment or transfer may occur without a written consent executed by both parties, and any attempt to do so shall be void.

     24. COUNTERPARTS: This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the effect of a signed original.

     25. ACKNOWLEDGMENT OF KNOWING AND VOLUNTARY RELEASE: Mr. Grieco certifies that he has read the terms of this Agreement. The execution hereof by Mr. Grieco shall indicate that this Agreement conforms to Mr. Grieco's understandings and is acceptable to him as a final agreement. It is further understood and agreed that Mr. Grieco has been advised of the opportunity to consult with counsel of his choice and that he has been given a reasonable and sufficient period of time of no less than 21 days in which to consider and return this document. It is further agreed and understood that upon Mr. Grieco's execution and return of this document he is thereafter permitted to revoke the Agreement at any time during a period of seven (7) days following his execution hereof. This agreement shall not be effective until the seven day revocation period has expired. To be effective, the revocation must be in writing and must be hand-delivered or telecopied to counsel for the Company within the seven-day period.

     WHEREFORE, intending to be legally bound, the parties have agreed to the aforesaid terms and indicate their agreement by signing below.

[PLEASE READ CAREFULLY. THIS AGREEMENT IS A LEGAL DOCUMENT AND INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ALL CLAIMS ARISING UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, AS AMENDED, AND CHAPTERS 93A AND 151B OF THE MASSACHUSETTS GENERAL LAWS.

BY SIGNING THIS AGREEMENT I ACKNOWLEDGE AND AFFIRM THAT I AM COMPETENT, THAT I HAVE BEEN AFFORDED A TIME PERIOD OF 21 DAYS TO REVIEW AND CONSIDER THIS AGREEMENT AND HAVE BEEN ADVISED TO DO SO WITH AN ATTORNEY OF MY CHOICE. THAT I HAVE READ AND UNDERSTAND AND ACCEPT THIS DOCUMENT AS FULLY AND FINALLY WAIVING AND RELEASING ANY AND ALL CLAIMS, DEMANDS, DISPUTES AND ANY DIFFERENCES OF ANY KIND WHATSOEVER WHICH I MAY HAVE HAD OR NOW HAVE AGAINST THE COMPANY ARISING OUT OF OR RELATING TO MY EMPLOYMENT WITH THE COMPANY, COMPENSATION AND BENEFITS WITH THE COMPANY, SEPARATION FROM EMPLOYMENT OR OTHERWISE, EXCEPT AS PROVIDED HEREIN, THAT NO REPRESENTATIONS, PROMISES OR INDUCEMENTS HAVE BEEN MADE TO ME EXCEPT AS SET FORTH IN THIS AGREEMENT, AND THAT I HAVE SIGNED THIS DOCUMENT FREELY AND VOLUNTARILY, INTENDING TO BE LEGALLY BOUND BY ITS TERMS, AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

     WILLIAM F. GRIECO

     /s/ William F. Grieco                                    __________________
     ---------------------
     William F. Grieco                                        Date



     FRESENIUS MEDICAL CARE HOLDINGS, INC.
     d/b/a FRESENIUS MEDICAL CARE NORTH AMERICA



     By:   /s/ Ben Lipps                                       _________________
           -------------
           Ben Lipps, Chief Executive Officer                  Date



     FRESENIUS MEDICAL CARE AG



     By:   /s/ Ben Lipps                                        ________________
           -------------
           Ben Lipps, Chairman and                              Date
           Chief Executive Officer


     By    /s/ Dr. Rainer Runte                                 ________________
           --------------------
           ppa. Dr. Rainer Runte                                Date
           General Counsel
           Senior Vice President